Exhibit 99.18

DEBT ASSUMPTION AGREEMENT

This Agreement on the assumption of certain payment obligations of Gebr. Schmid GmbH by SCHMID Group N.V. (the "Agreement") is made and entered into as of May 21, 2026 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany ("SCHMID");

(2)	Gebr. Schmid GmbH, a German limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany (the "Gebr. Schmid GmbH");

(3)	Christian Schmid;

(4)	Helmut Rauch;

(5)	Anette Schmid;

(6)	Christian Buchner;

(7)	Thomas Widmann (each a "SCHMID Manager", and together the “SCHMID Managers” and together with SCHMID, the "Parties"),

RECITALS

WHEREAS, Gebr. Schmid GmbH has certain payment obligations due to a bonus agreements towards the SCHMID Managers;

WHEREAS, the Parties intend to agree in a set-off agreement and a subscription agreement to set-off a total of EUR 681,964 of payment obligations (as set out in Schedule A, the "Outstanding Claims") against the issuance of shares by SCHMID.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	The Parties agree that on and from the Effective Date, (a) SCHMID agrees to assume all Outstanding Claims as set out in Schedule A of Gebr. Schmid GmbH to the SCHMID Managers and that SCHMID is substituted for Gebr. Schmid GmbH as a party against consideration from Gebr. Schmid GmbH as set out in Clause 2, (b) each SCHMID Manager, individually and not jointly, irrevocably and unconditionally releases Gebr. Schmid GmbH from all Outstanding Claims, whether present or future, actual or contingent, as set out in Schedule A.

2.	Each SCHMID Manager agrees to the assumption of debt by SCHMID of the Outstanding Claims and agrees to the release of all obligations of Gebr. Schmid GmbH in relation to the Outstanding Claims.

3.	In consideration of the assumption of the Outstanding Claims by SCHMID from Gebr. Schmid GmbH, SCHMID hereby grants a loan in the principal amount of EUR 681,964 to Gebr. Schmid GmbH at an interest rate of 1% above the 3-month Euribor p.a. with such loan maturing on 31 December 2026 and with such loan being automatically extended by 12 months unless Gebr. Schmid GmbH provides a written termination notice to SCHMID until at least 6 months prior to the applicable maturity date.

4.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart, Germany.

5.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:
Name: Arthur Schuetz
Title: CFO SCHMID Group N.V.

Gebr. Schmid GmbH

By:
Name: Julia Natterer
Title: CFO Gebr. SCHMID GmbH

(Signature Page to the Debt Assumption Agreement)

Christian Schmid

By:

Helmut Rauch

By:

Anette Schmid

By:

Christian Buchner

By:

Thomas Widmann

By:

(Signature Page to the Debt Assumption Agreement)

Schedule A

The Outstanding Claims amount to EUR 681,964 due to a certain bonus agreements between Gebr. SCHMID GmbH and the SCHMID Managers for the fiscal year 2023 in the following amounts:

•	Christan Schmid: EUR 187,906
•	Helmut Rauch: EUR 174,960
•	Anette Schmid: EUR 122,640
•	Christian Buchner: EUR 111,690
•	Thomas Widmann: EUR 84,768

-4-